         Exhibit 21

National Penn Bancshares, Inc.

National Penn Bancshares, Inc.
NPB Capital Trust III
NPB Capital Trust IV
NPB Capital Trust V
NPB Capital Trust VI
National Penn Investment Company
Penns Trail Development Corporation

National Penn Bank, including its divisions and subsidiaries --
DBA National Penn Investors Trust Company
Institutional Advisors, LLC
Link Financial Services, Inc.
Link Abstract, L.P. - 80% owned by Link Financial Services, Inc.
NPB Delaware, Inc.
National Penn Capital Advisors, Inc.
RESOURCES for Retirement
National Penn Insurance Services, Group, Inc.
National Penn Management Services, LLC
DFM Realty, Inc.
National Penn Leasing
National Penn Settlement Services, LLC
Teragon Financial Corporation
Third Fed Abstract - 75% owned by Teragon Financial Corporation